Exhibit 4.1

AMENDMENT

TO

RIGHTS AGREEMENT

AMENDMENT, dated as of June 6, 2012 (this “Amendment”), to the Rights Agreement, dated as of November 5, 2010, between SRI/Surgical Express, Inc., a Florida corporation (the “Company”), and Registrar and Transfer Company, as Rights Agent (the “Rights Agent”) (the “Rights Agreement”). All capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Rights Agreement.

WHEREAS, Synergy Health US Holdings Limited, a company incorporated in England and Wales (“Parent”), SHM Acquisition, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Synergy Health, plc, a public limited company incorporated in England and Wales (only with respect to certain provisions) (“Synergy Health”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated on or about the date hereof, pursuant to which (i) Merger Sub will commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock of the Company (the “Common Stock”), together with the associated preferred stock purchase rights issued pursuant to the Rights Agreement (the “Rights”), and (ii) following the consummation of the Offer, Merger Sub will merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), in each case, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Company desires to amend the Rights Agreement (i) to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (ii) so that the Rights Agreement will terminate immediately prior to the effective time of the Merger;

WHEREAS, the Company deems this Amendment to be advisable and in the best interests of the holders of the Rights (including, prior to the Distribution Date, the holders of the Common Stock) and at a duly convened meeting the Company’s Board of Directors has duly approved this Amendment;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, prior to the Stock Acquisition Date, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by Mark Faris, the Chief Financial Officer of the Company, certifying that this Amendment complies with Section 27 and has directed the Rights Agent to execute this Amendment; and

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

1. Amendment of the Rights Agreement

(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything to the contrary set forth in this definition or in this Agreement, none of Parent, Merger Sub or their respective Affiliates or Associates, including without limitation Synergy Health plc (collectively, the “Parent Group”) shall be, or shall be deemed to be, an Acquiring Person for purposes of this Agreement by virtue of one or more of (A) the approval, execution or delivery of the Merger Agreement or the Tender and Support Agreements (as defined in the Merger Agreement), including any amendment or supplement thereto, (B) the public or other announcement of the Merger Agreement or the Tender and Support Agreements, or any transaction contemplated by or arising in connection with the Merger Agreement (including the Merger and the Offer and any amendment thereto or extension thereof) or the Tender and Support Agreements, (C) the acquisition of Common Stock by any member of the Parent Group in accordance with the provisions of the Merger Agreement or (D) the consummation of the Offer, the Merger or any transaction contemplated by or arising in connection with the Merger Agreement or the Tender and Support Agreements (each such event or any combination of such events, an “Exempt Event”).”

(b) The definitions of “Beneficial Owner” and “Beneficially Own” contained in Section 1(d) of the Rights Agreement are hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything to the contrary set forth in this definition or in this Agreement, no member of the Parent Group, either individually or collectively, shall be deemed to be a ‘Beneficial Owner’ of, or to ‘Beneficially Own’, any securities solely by virtue of or as a result of any Exempt Event.”

(c) The definition of “Stock Acquisition Date” in Section 1(hh) of the Rights Agreement is hereby amended by adding the following proviso immediately following the words “has become such”:

“; provided, however, that, notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date has not occurred and shall not be deemed to have occurred by virtue of or as the result of an Exempt Event or the public announcement thereof.”

(d) Section 1 of the Rights Agreement is hereby further amended to add the following definitions in the appropriate alphabetical location:

“Effective Time” shall mean the “Effective Time” as such term is defined in the Merger Agreement.

“Exempt Event” shall have the meaning set forth in the definition of Acquiring Person, as amended.

“Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.

“Merger Sub” shall mean SHM Acquisition, Inc., a Florida corporation.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of June 6, 2012 among the Company, Parent, Synergy Health and Merger Sub, including any amendments thereto.

“Offer” shall mean the “Offer” as such term is defined in the Merger Agreement.

“Parent” shall mean Synergy Health US Holdings Limited, a company incorporated in England and Wales.

“Parent Group” shall have the meaning set forth in the definition of Acquiring Person, as amended.

(e) Section 3(a) of the Rights Agreement is hereby amended by adding the following proviso immediately following the words “(the earlier of (i) and (ii) being herein referred to as the “Distribution Date”)”:

“; provided that, notwithstanding anything to the contrary in this Section 3(a) or in this Agreement, a Distribution Date has not occurred and shall not be deemed to have occurred by virtue of or as a result of any Exempt Event or the public announcement thereof.”

(f) Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

“Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, and an amount equal to any tax or charge required to be paid under Section 9(e), at or prior to the time (the “Expiration Date”) that is the earliest of (i) 5:00 P.M., Tampa, Florida, time on November 5, 2012 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 hereof, or (iii) the point in time immediately prior to the Effective Time, but only if such Effective Time shall occur. Except for those provisions herein which expressly survive the termination of this Agreement, this Agreement shall terminate upon the earlier of the Expiration Date and such time as all outstanding Rights have been exercised hereunder (other than Rights which have become null and void pursuant to the provisions of Section 7(e) hereof). No Distribution Date has occurred at any time on or before June 6, 2012 and no Rights have been exercised or exercisable at any time on or prior such date.”

(g) Section 7(e) of the Rights Agreement is hereby amended by added the following to the end thereof:

“Notwithstanding anything in this Section 7(e) or otherwise in this Agreement to the contrary, in the event the transactions contemplated by the Merger Agreement close, all Rights, including any Rights previously exercised, shall terminate immediately and be null and void and any Preferred Stock and all rights appurtenant thereto, including without limitation, the right to receive any dividends or distributions thereunder from the date of exercise, shall be forfeited and surrendered to the Company without the requirement of any further action or compensation.”

(h) Section 30 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any holder of the Rights (including, prior to the Distribution Date, the holders of the Common Stock) any legal or equitable right, remedy or claim under this Agreement by virtue of or in connection with the occurrence of an Exempt Event.”

(i) Exhibit B to the Rights Agreement is hereby amended by substituting the following in place of the first sentence of the first paragraph thereof:

“NOT EXERCISABLE AFTER THE EARLIEST OF (i) NOVEMBER 5, 2012, (ii) THE TIME AT WHICH THE RIGHTS ARE REDEEMED OR EXCHANGED PURSUANT TO THE RIGHTS AGREEMENT OR (iii) THE TIME IMMEDIATELY PRIOR TO THE EFFECTIVE TIME (AS DEFINED IN THE RIGHTS AGREEMENT).”

(j) Exhibit B to the Rights Agreement is hereby amended by substituting the following in place of the last sentence of the first paragraph:

“THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND VOID, EVEN AFTER BEING EXERCISED, IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF SUCH AGREEMENT”

(k) Exhibit C to the Rights Agreement is hereby amended by substituting the following in place of the fourth paragraph thereof:

“The Rights are not exercisable until the Distribution Date and will expire at the time that is the earliest to occur of (i) 5:00 P.M., Tampa, Florida, time on November 5, 2012 (the “Final Expiration Date”), the time at which the Rights are earlier redeemed or exchanged by the Company as described below or (iii) the point in time immediately prior to the Effective Time (as defined in the Rights Agreement).”

(l) Exhibit C to the Rights Agreement is hereby amended to add the following paragraph at the end thereof:

“None of Parent, Merger Sub or their respective Affiliates or Associates. Including without limitation Synergy Health plc, shall be deemed to be an Acquiring Person by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the public or other announcement of the Merger Agreement or any transaction contemplated by the Merger Agreement, (iii) the acquisition of Common Stock by any of Parent, Merger Sub or their respective Affiliates or Associates in accordance with the provisions of the Merger Agreement or (iv) the consummation of the Offer, the Merger or any transaction contemplated by the Merger Agreement. Terms used herein but not defined shall have the respective meanings ascribed to such terms in the Rights Agreement.

In the event the transactions contemplated by the Merger Agreement close, all Rights, including any Rights previously exercised, shall terminate immediately and be null and void and any Preferred Stock and all rights appurtenant thereto, including without limitation, the right to receive any dividends or distributions thereunder from the date of exercise, shall be forfeited and surrendered to the Company without the requirement of any further action or compensation.”

2. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

4. Effectiveness. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect in accordance with its terms and shall be otherwise unaffected hereby. If for any reason the Merger Agreement is terminated in accordance with its terms prior to the effective time of the Merger, then this Amendment shall become null and void and be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to the execution of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SRI/Surgical Express, Inc.

By:	/s/ Gerald Woodard
	Name:	Gerald Woodard
	Title:	CEO

REGISTRAR AND TRANSFER COMPANY, as Rights Agent

By:	/s/ Nicola Giancaspro
	Name:	Nicola Giancaspro
	Title:	Vice President